EXHIBIT 99





                                                                      Getting
                                                                          Things
                                                                      DONE






INDUSTRIAL
[BANK LOGO OMITTED]
   Getting Things Done
















                                  IBW Financial
                                   Corporation
                                 Year-End Review

                           Forward Looking Statements

The Company makes forward looking statements in the letter to shareholders and other portions of this report which are subject to risks and uncertainties. These forward looking statements include statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These statements are based upon current and anticipated economic conditions, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Also, the Company's past results of operations do not necessarily reflect future results.


ANNUAL MESSAGE TO SHAREHOLDERS


2000 was a year of great progress and  profitability  for  Industrial  Bank, the wholly owned subsidiary of IBW Financial  Corporation.  The Bank achieved record
earnings,   enhanced  asset  quality,   finalized  a  comprehensive  performance
measurement  program and officially  launched our new logo and transformation of bank  signage.  We also  took a number  of steps to  enhance  Industrial  Bank's strategic  focus and  competitive  positioning in the future,  including  branch expansion,  improved  customer  service  and  obtaining  and  retaining a highly
motivated and professional workforce.                                                    [logo]

We are proud to report that  during  2000,  Industrial  Bank was able to meet or
surpass most key financial objectives established for the year, resulting in net         [photo omitted]
income of $2,162,000, a 27% increase from 1993. Strong loan growth, primarily in the commercial  real estate  portfolio,  coupled with  continued  improvement in asset quality,  contributed to the record  earnings.  The Bank also continues to reap the benefits of the conservative  strategies  implemented over the past two years to address asset quality  weaknesses and strengthen  loan  administration.
For the second  consecutive  year,  the Bank did not need to make any additional provisions  to the  allowance of loan and lease losses.  While  achieving  these notable operating results, the Bank was able to maintain a very strong financial position  during 2000. At December 31, 2000 our total  risk-based  capital ratio was 16.27%,  and our leverage  ratio was 7.30%,  representing  an increase of 60 basis points from 1999, and substantially above regulatory  requirements.  These results  provided  the Bank  its most  profitable  year  ever and are a  fitting conclusion for the first year in the new century.

We  attribute  this  year's  success  to the  hard  work and  dedication  of our employees.  In order to maintain and improve the motivation and  professionalism of our  staff,  we made  considerable  investments  to enhance  [photo  omitted]
bank-wide  communications  and finalize a new performance  measurement  program, compensation survey and officer incentive plan. In July, the Bank held its first bank-wide employee retreat on teamwork and organization communication, which was a  resounding  success.  We were  able  to  gain  invaluable  insight  into  our workforce,  as well as build  alignment  behind  Industrial  Bank's core values, strategic  goals and objectives.  The  performance,  compensation  and incentive program  were  implemented  to  ensure  that our  compensation  programs  remain competitive with the industry and to recognize and reward employee  performance.
Industrial  Bank  celebrated  the new  millennium  and 66  years of  service  by changing  all of the Bank's  building  signage and facades with the new logo and tag  line,  "Getting  things  done."  The Board and  Management  agreed  that it embodies the ideals and  initiatives  that  Industrial  Bank is  implementing to enhance  the  quality,  delivery  and  convenience  of  customer  service to the
Washington  Metropolitan area. In the fourth quarter, we also joined Wal-Mart to establish  two  in-store  branches in Clinton and Waldorf,  Maryland  which will
[photo  omitted]  open in the  spring of 2001.  In the coming  year,  the Bank's         [photo omitted]
strategic  priorities remain to enhance  profitability on long-term  shareholder value, optimize operational and organizational efficiency, strengthen our branch network and delivery systems,  and advance our technology  initiatives that will bring  convenience to our customers while reducing our transaction cost. We also remain strongly committed to the success of our customers and neighborhoods, and we appreciate the support of our shareholders who enable Industrial Bank to make a meaningful difference in our community.





B. Doyle Mitchell, Jr.                      Clinton Chapman                     IBW Financial
President and CEO                           Chairman of the Board                Corporation
                                                                                Year-End Review

HIGHLIGHTS


Working           After achieving our projections at the end of 2000, Industrial
   HARDER Bank renewed its commitment to maximizing shareholder value in the Year 2001. By aggressively marketing new products and services, and containing overhead growth, we're proud to announce that Y2K was the most profitable year in the bank's 66-year history.

                  Our record  earnings  of over $2.1  million  can be  primarily attributed to strong loan growth and continued improvement in asset quality. The loan growth was centered in the commercial real estate portfolio and included several major community development projects. The bank also enhanced fee income by emphasizing usage of electronic banking products such as the VISA Check Card. Management has contained overhead growth as a percentage of assets and enhanced fee income, in spite of an increase in overhead expenses attributed to bringing salaries and compensation in line with standard industry practices. We will continue to strengthen and reinforce these successful efforts in 2001 as we build on our asset quality and profitability. In fact, the National Bankers Association presented the Phoenix Award to Industrial Bank, in recognition of the tremendous improvement and profitability from a loss two years ago.

Working           Delivery of quality  service  depends on a quality  workforce,
   SMARTER and Industrial Bank is dedicated to investing in and motivating our employees. To this end, we held a Strategic Planning and Team Building Retreat in order to align everyone in the organization with our corporate vision and values. In addition, we developed a new compensation and incentive plan to energize our people and reward their commitment to getting things done.

                  The  theme  of  this   year's   retreat   was   Organizational
             Effectiveness, Participating and Team Building, and we're pleased to report it was an overwhelming success. Participation was high as all of our Industrial Bank employees, including senior officers and directors, met to discuss the Bank's strategic initiatives and employee concerns. We were able to gain invaluable insight into surfacing employee issues, as well as important feedback that directly impacted the Bank's strategic framework. By tapping into the collective wisdom of everyone who works in our organization, we are able to creatively respond to both individual needs and corporate goals.

[photo omitted]
                  The  Bank  also  conducted  a  major  review  of our  employee compensation plans and officer incentive programs. This effort resulted in the development of a compre- hensive new incentive plan that is centered on Bank and individual performance.


[photo omitted]
                  The  compensation  program was also adjusted  significantly to reflect changes in the industry, and bring our practices in line with the market. As we look to retain and recruit the best banking talent in an increasingly competitive environment, these are among the most critical tools we have to achieve our goals.

     Industrial Bank is proud to continue our growth strategy in tandem with our
commitment to the Washington Metropolitan Community. To that end, we are joining          Working
with Wal-Mart to establish branches in two of their local superstores.  The bank          for the
also partnered  with the  Washington  Branch of the NAACP and the NAACP National         COMMUNITY
Voter  Fund to  increase  area  voter  registration  with a "Get  Out and  Vote"
campaign.  This campaign  included voter  registration  and awareness  drives at
Industrial Bank branch locations.

         Our new relationship with Wal-Mart is a unique opportunity to enhance service delivery to our customers in a very convenient and personal manner. In the spring of 2001, patrons of Wal-Mart in Clinton and Waldorf will be able to do their banking at the same time that they shop. No mere ATMs, these branches will offer a full range of banking services, including loan applications, right inside some of our customer's favorite stores. We are very excited about the possibilities that this relationship holds for 2001 and beyond.

     As Washington's largest African-American-owned commercial bank, and a loyal          [photo omitted]
community  member since 1935,  Industrial  Bank  understands  the  importance of giving  minorities  a strong  voice in the  political  arena.  That is why voter registrations  were held every Wednesday at our DC branches  through the October
7th deadline.  We are proud that dozens of local citizens took advantage of this convenient program,  and we will continue to seek out new ways to strengthen our community's voice.

     In 1998, we began the process of building  awareness of  Industrial  Bank's products,  personal  services and benefits  through an ongoing  advertising  and marketing campaign.  This year saw the culmination of our efforts in the rollout
of our new brand as we replaced branch signage and awnings in celebration of our         Working
66th  Anniversary.  This  celebration  was  combined  with  an  aggressive  loan          for  YOU
promotion  featuring great rates and below market pricing. As we look forward to getting  things done in 2001,  our brand will continue as a beacon of the ideals and  initiatives  that  Industrial  Bank is implementing to enhance the quality, delivery and convenience of customer service to the community.



OFFICERS

IBW FINANCIAL CORPORATION           INDUSTRIAL BANK, NA.                        VICE PRESIDENTS
OFFICERS                            EXECUTIVES

Clinton W. Chapman, Esq.            B. Doyle Mitchell, Jr.                      Claude O. Barrington, Esq.
Chairman of the Board,              President, Chief Executive Officer          Bank Counsel
Senior Partner, Chapman and
Chapman, Attorneys                  David G. Poole                              Michael S. Betton
                                    Senior Vice President                       Information Systems
B. Doyle Mitchell, Jr.              Chief Operations Officer
President, Chief Executive Officer                                              Edson B. Dayton
                                                                                Manager, Credit Department
Thomas A. Wilson, Jr.               John S. Mazzocchi, Jr.
Treasurer                           Senior Vice President                       Rodney D. Epps
                                    Chief Credit Officer                        Electronic Banking
Benjamin L. King, CPA
Secretary of the Board              Thomas A. Wilson, Jr.                       Nathan W. Evans, CPA
Consultant                          Senior Vice President                       Internal Auditor
                                    Chief Financial Officer
Debra B. Thornton                                                               John N. Gamble
Assistant Secretary of the Board    Douglas E. Metz                             Special Assets, Credit Administration
                                    Senior Vice President
Thomas E. McLaurin, Jr.             Chief Lending Officer
Assistant Secretary of the Board



IBW FINANCIAL CORPORATION BOARD OF DIRECTORS


                                                 [photos omitted]





Clinton W. Chapman, Esq.                    Benjamin L. King             Massie S. Fleming           Emerson A. William, M.D.
    Chairman of the Board,              CPA, Secretary of the Board       Retired Banker                   Physician
Senior Partner, Chapman                         Consultant
and Chapman, Attorneys





                                                 [photos omitted]





  George H. Windsor, Esq.                B. Doyle Mitchell, Jr.           Cynthia T. Mitchell          Robert R. Hagans, Jr.
Vice Chairman of the Board,                    President                       Educator                Director of Finance,
  Cobb, Howard, Hayes and                                                                             Prince George's County
   Windsor, Attorneys


VICE PRESIDENTS, CONTINUED        Helen E. Thomas                                       LOCATIONS
                                  Assistant Operations Officer
                                                                       WASHINGTON                       ATM at Washington
JB Holston                                                             Georgia Avenue                   Convention Center
Retail Banking Division           Vernard J. Tyson                     ATM - Drive-in                   906 Ninth Street, N.W.
                                  Consumer Loans                       4812 Georgia Avenue, N.W.        Washington, D.C. 20001
Roy B. Moss, Jr.                                                       Washington, D.C. 20011
Commercial Loans                  Garfield M. Vann                     (202) 722-2025                   ATM at One Judiciary Square
                                  Accounting                                                            441 Fourth Street, N.W.
Thomas E. McLaurin, Jr.                                                Frank D. Reeves                  Washington, D.C. 20001
Corporate Affairs                                                      Municipal Center Office
                                  RETAIL BANKING OFFICERS              ATM and Metro Green Line         ATM at Wisconsin Avenue
Patricia A. Mitchell                                                   2000 Fourteenth Street, N.W.     4200 Wisconsin Avenue, N.W.
Commercial Real Estate Loans      Jeffrey A. Banks                     Washington, D.C. 20009           Washington, D.C. 20016
                                  American University Office           (202) 722-2075
Raymond L. Sleater                Reeves Center Office
Special Assets, Credit                                                 U Street Office                  MARYLAND
Administration                                                         ATM and Metro Green Line
                                  Elizabeth Hundley                    2000 Eleventh Street, N.W.       Oxon Hill Office
Debra B. Thornton                 J.H. Mitchell Office                 Washington, D.C. 20001           ATM - Drive-in
Director, Human Resources         Brookland/Woodridge Office           (202) 722-2050                   1900 John Hanson Lane
                                                                                                        Oxon Hill, MD 20745
Patrick W. Wedderburn             Felecia Hardaway                     F Street Office                  (301) 839-4600
Manager, Consumer Loans           Oxon Hill Office                     Metro Center
                                  Forestville Office                   1317 F Street, N.W.
Linwood White                                                          Washington, D.C. 20004           ATM - Drive-in
Commercial Loans                  Danielle G. Logan                    (202) 722-2060                   7610 Pennsylvania Avenue
                                  U Street Office                                                       Forestville, MD 20747
Lewis T. Williams                                                      J.H. Mitchell Office             (301) 735-4440
Commercial Real Estate Loans      Saundra G. Turpin                    ATM - Drive-in
                                  Georgia Avenue Office                Metro Benning Road               Consumer and Mortgage
Sharon B. Zimmerman               F Street Office                      45th and Blaine Streets, N.E.    Loan Operations
Director, Marketing                                                    Washington, D.C. 20019           1900 John Hanson Lane
Community Reinvestment            COMPLIANCE OFFICER                   (202) 722-2065                   Oxon Hill, MD 20745
                                  Charles W. Hall, Jr.                                                  (301) 839-4600

ASSISTANT VICE PRESIDENTS                                                                               COMING SOON

Brian K. Faulcon                  ELECTRONIC BANKING OFFICER           Brookland/Woodridge Office       Wal-Mart
Manager, Real Estate Loans        Motty V. Melvin                      2012 Rhode Island Avenue, N.E.   In-Store Branches
                                                                       Washington, D.C. 20018           8755 Branch Avenue
Reta Glover                                                            (202) 722-2038                   Clinton, MD 20735
Loan Accounting                   LOAN OPERATIONS OFFICERS
                                                                       American University Office       11930 Acton Lane
Herbert C. Harris, Jr.            Stacy T. Warrick                     ATM                              Waldorf, MD 20601
Commercial Loans                  Roydell N. Stephe                    4400 Massachusetts Avenue, N.W.
                                                                       Washington, D.C. 20016
Lynne M. Rowe                     DC ADVISORY BOARD                    (202) 722-2053
Cash Management
                                  H. Greig Cummings                    Commercial And Commercial
Jeff A. Sauls                     Patricia C. Lightfoot                Real Estate Loans
Commercial Real Estate Portfolio  Ronald K. Crockett, Acting Chairman  2002 Eleventh Street, N.W.
Manager                           Dr. Ettyce Moore                     Washington, D.C. 20001
                                  William R. Clayton, MD               (202) 722-2080
Yvonne Slade                      Rev. A. Knighton Stanley
Operations Officer                        Warren Strudwick, MD
                                  Patricia A. Mitchell
Connie L. Smith                   Maximo Pierola
Item Processing                   Fay G. Knight, Secretary


FINANCIAL SUMMARY


(Dollars in thousands,
except share data)                                                              2000             1999      Change
                           FOR THE YEAR
                              Net Income                                         $2,162        $1,696      27.48%
                              Cash dividends paid to common shareholders            401           100     301.00%
                              Basic and diluted net income per share               3.20          2.50      28.00%
                              Cash dividends paid per common share                 0.60          0.15     300.00%
                              Return on average assets                             0.80%         0.61%     31.15%
                              Average shares outstanding                        668,360       668,360       0.00%

                           AT YEAR END
                              Total assets                                     $268,046      $265,194       1.08%
                              Loans - net of allowance for loan losses          128,047       102,998      24.32%
                              Deposits                                          202,947       212,474      -4.48%
                              Shareholders' equity                               22,136        17,491      26.56%
                              Shareholders' equity to assets                       8.26           6.6      25.15%
                              Risk-based capital ratios (IBNA):
                                    Tier 1                                        15.00%        15.53%     -3.41%
                                    Total                                         16.27%        16.81%     -3.21%
                                    Book value                                   $33.12        $26.17      26.56%



                                 [graphic presentation of following date omitted]

             Shareholders' Equity                    Total Assets                          Net Income
             in millions                             in millions                           in thousands

             1996:   17                              1996:   236                           1996:   1,313
             1997:   20                              1997:   251                           1997:   1,600
             1998:   18                              1998:   270                           1998:   (1,400)
             1999:   17                              1999:   265                           1999:   1,696
             2000:   22                              2000:   268                           2000:   2,162

                                                   CONSOLIDATED BALANCE  SHEETS


                                                                     Years Ended
                                                      December 31, 2000 and 1999
                                                          (Dollars in thousands,
                                                              except share data)



                                                            2000        1999
ASSETS

Cash and cash equivalents:
      Cash and due from banks                          $   10,896   $   13,733
      Federal funds sold                                       --        1,700
                                                       ----------   ----------

      Total cash and case equivalents                      10,896       15,433
                                                       ----------   ----------
Interest-bearing deposits in other banks                    1,305          988

Securities available-for-sale, at fair value              121,842      137,970

Loans receivable - net of allowance for
      loan losses of $3,580 and $4,272                    128,047      102,998
Other real estate owned - net                                  --          265
Bank premises and equipment - net                           2,073        2,389
Accrued interest receivable                                 2,010        1,665
Deferred income taxes                                         553        2,235
Other assets                                                1,320        1,251
                                                       ----------   ----------

Total assets                                           $  268,046   $  265,194
                                                       ==========   ==========


LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
      Noninterest-bearing deposits                     $   63,207   $   60,739
      Interest-bearing deposits                           139,740      151,735
                                                       ----------   ----------

      Total deposits                                      202,947      212,474
                                                       ----------   ----------

      Short-term borrowings                                42,033       33,733
      Other liabilities                                       930        1,496
                                                       ----------   ----------

      Total liabilities                                   245,910      247,703

Shareholders' equity
      Preferred  stock - $1 par value; 1,000,000
      (500,000 voting and 500,000 nonvoting)
      authorized; 20,000 Series A nonvoting issued
      and outstanding, stated at liquidation value            500          500
      Common stock - $1 par value; 1,000,000 shares
      authorized; 668,360 issued and outstanding              668          668
      Capital surplus                                       5,051        5,051
      Retained earnings                                    14,770       13,034
      Accumulated other comprehensive income                1,147       (1,762)
                                                       ----------   ----------

      Total shareholder's equity                           22,136       17,491
                                                       ----------   ----------

Total liabilities and shareholder's equity             $  268,046   $  265,194
                                                       ==========   ==========


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended
December 31, 2000 and 1999
(Dollars in thousands,
except share data)

                                                                          2000         1999
      INTEREST INCOME:
             Interest and fees on loans                             $     10,676   $   9,115
               U.S. Treasury securities                                       63          90
               Obligations of U.S. Government
                 agencies and corporations                                 2,377       2,886
               Collateralized mortgage obligations                         4,775       4,283
               Obligations of states and political subdivisions            1,053         694
               Bank balances and other securities                            141          99
               Federal funds sold                                            166         613
                                                                    ------------   ----------
                      Total interest income                               19,251      17,780
                                                                    ------------   ----------

      INTEREST EXPENSE:
               Time certificates over $100,000                               654         844
               Other savings and time deposits                             3,270       3,656
               Short-term borrowings                                       2,292       1,409
                                                                    ------------   ----------

                      Total interest expense                               6,216       5,909
                                                                    ------------   ----------

      NET INTEREST INCOME                                                 13,035      11,871
                                                                    ------------   ----------

      (REVERSAL OF) PROVISION
            FOR LOAN LOSSES                                                 (259)         --
                                                                    ------------   ----------


      NET INTEREST INCOME AFTER REVERSAL
           OF PROVISION FOR LOAN LOSSES                                   13,294      11,871
                                                                    ------------   ----------

      NONINTEREST INCOME:
               Service charges on deposit and
                   checking accounts                                       2,710       2,620
               Other fee income                                            1,086         852
               Loss on sales of investment securities                       (200)       (221)
               Other income                                                  189         168
                                                                    ------------   ----------

                     Total noninterest income                              3,785       3,419
                                                                    ------------   ----------

      NONINTEREST EXPENSE:
               Salaries and employee benefits                              8,122       6,979
               Occupancy                                                     719         755
               Furniture and equipment                                     1,010         788
               Data processing                                               785         703
               Advertising                                                   259         164
               Other                                                       3,378       3,662
                                                                    ------------   ----------

                     Total interest income                                14,273      13,051
                                                                    ------------   ----------

      INCOME BEFORE INCOME TAXES                                           2,806       2,239

      INCOME TAX PROVISION                                                   644         543
                                                                    ------------   ----------

      NET INCOME                                                           2,162       1,696
                                                                    ============   ==========
      BASIC AND DILUTED NET INCOME
            PER COMMON SHARE                                               3.20        2.50
                                                                    ============   ==========
      WEIGHTED AVERAGE OF COMMON
            SHARES OUTSTANDING                                           668,360     668,360
                                                                    ============   ==========